Exhibit 10.15

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is made and entered into by and between Cano Petroleum, Inc., a Delaware corporation with its principal executive offices in Fort Worth, Texas (the “Company”), and S. Jeffrey Johnson, an individual currently residing in Tarrant County, Texas (“Executive”), effective as of the 31st day of December, 2008 (the “Amendment Effective Date”).

WHEREAS, the Company and Executive entered into that certain Employment Agreement dated January 1, 2006, as amended by First Amendment to Employment Agreement effective May 31, 2008 (the “Agreement”);

WHEREAS, the Company and Executive desire to amend, alter, modify, and change the provisions of the Agreement to bring the provisions into compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE, for and in consideration of the mutual benefits to be obtained hereunder and other good and valuation consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Company and Executive do hereby agree to amend, alter, modify and change the Agreement, as of the Amendment Effective Date as follows:

1.             Section 12 of the Agreement is hereby adding the following new sentence at the end of the first paragraph of said Section:

Subject to Section 25 below, all payments made pursuant to this Section 12 shall be paid in a single lump sum within ten (10) days following Executive’s termination of employment, and any provision of in-kind benefits hereunder shall not affect the in-kind benefits provided in any other taxable year.

2.             The Agreement is hereby amended by adding the following new Section 25:

25.           Code Section 409A.  The terms of this Agreement have been designed to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), where applicable, and shall be interpreted and administered in a manner consistent with such intent.

Notwithstanding anything to the contrary in this Agreement, (i) if upon the date of Executive’s termination of employment with the Company, Executive is a “specified employee” within the meaning of Code Section 409A, and the deferral of any amounts otherwise payable under this Agreement as a result of Executive’s termination of employment is necessary in order to prevent any accelerated or additional tax to Executive under Code Section 409A, then the Company will defer the payment of any such amounts hereunder until the date that is six (6) months and one day following the date of Executive’s termination of employment with the Company (or, if earlier, upon the Executive’s death) at which time any such delayed amounts will be paid to Executive in a single lump sum, with interest from the date otherwise payable at the prime rate as published in The Wall Street Journal on the date of Executive’s termination of employment with the Company, and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A.

Except as specifically amended hereby, the Agreement remains in full force and effect as originally written.

Signatures

To evidence the binding effect of the covenants and agreements described above, the parties hereto have executed this Amendment effective as of the date first written above.

THE COMPANY:

CANO PETROLEUM, INC.

By:	/s/ Donald W. Niemiec
Donald W. Niemiec
Chairman of the Compensation Committee

EXECUTIVE:

/s/ S. Jeffrey Johnson
S. Jeffrey Johnson

D-1706635_1.DOC